EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      We consent to the reference to our firm under the caption “Experts” in Amendment No. 3 to the Registration Statement (Form S-4 No. 333-119929) and related joint proxy statement/prospectus of Lakers Holding Corp. related to LifePoint Hospitals, Inc.’s merger with Province Healthcare Company and to the incorporation by reference therein of our report dated February 10, 2004 (except Notes 2 and 16, as to which the dates are June 30, 2004 and August 16, 2004, respectively) with respect to the consolidated financial statements of Province Healthcare Company as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 included in its Current Report (Form 8-K) filed with the Securities and Exchange Commission on September 14, 2004.

/s/ Ernst & Young LLP

Nashville, Tennessee
February 16, 2005